Exhibit 10.1
1

Date: May 26, 2015

To: Hanan Gino

Re: Conditions of your Employment at Verint Systems Ltd. (the “Company”)
This letter agreement amends and restates, as of the date above, the basic terms and conditions of your employment.

1.	Management of the Company compliments you on your decision to join us.

2.	Your position at the Company will be: President of CIS and CEO of Verint Systems Ltd.
Your supervisor will give you a detailed description of your job.
The Company may alter the tasks that you will be required to perform as part of your job.
Your supervisor shall be: CEO of Verint Systems Inc.
Your supervisor may change in the future (due to organizational changes, etc.).
The date of commencement of your employment shall be February 17, 2013. Your contract shall not be for a fixed period.

3.
During the term of your employment at the Company you shall not be entitled to work for any other employer, nor to be involved in any other work or business directly or indirectly, unless you receive the prior written consent of the Company to such.

4.	Your monthly salary shall be the sum of NIS 101,970 (as of the date above), which shall be paid in arrears on the first day of every month.
Your monthly salary includes the costs of travel to and from work, to the extent that you are entitled to reimbursement of such.
Your monthly salary shall be updated in accordance with applicable Extension Orders.
Taxes and mandatory payments under any law and optional deductions under this Agreement shall be deducted from your salary and from any other consideration or bonus. Unless otherwise expressly stated in this Agreement, your salary shall be the basis for auxiliary payments, provisions, social rights, severance pay, annual leave pay, sick pay, etc., to the extent required by law.

5.
You shall be required to make yourself available to the Company during and beyond ordinary business hours, to the extent that the conditions of your employment and the needs of your job require such. It is agreed that you are to be employed in a management position and therefore, in a position that requires a special level of personal trust, and thus the provisions of the Hours of Work and Rest Law, 5711-1951 shall not apply to you. Therefore, you shall not be entitled to any additional consideration for overtime and/or for weekly days of rest.

6.	The Company shall pay you convalescence pay, in accordance with the provisions of the relevant Extension Order.

7.	The total number of vacation days to which you shall be entitled each year shall be 23 days.
You shall be required to coordinate vacation times with your supervisor.
You shall be entitled to accrue vacation days up to the maximum number of vacation days owing to you for two years of work. Should you exceed the above quota, you shall redeem the balance by way of payment at the end of each financial year.

8.
In the event that you are forced to be absent from work due to illness, the Company shall pay your salary for up to 18 sick days each year, with a right of accrual of 90 days, subject to presentation of a medical certificate acceptable to the Company.

9.	The Company shall transfer payments for executive insurance coverage for a total of 13.33% of your salary as defined in paragraph 4 above as follows:

•	8.33% shall be for severance pay

•	5% shall be for remuneration

In addition, the Company shall pay the appropriate sums for insurance of loss of capacity to work, on your behalf, at a rate of at least 75% of your salary.

The Company shall deduct the sum of 5% from your salary each month on account of remuneration and transfer this sum to the executive insurance fund.

Nothing in the aforesaid shall prevent you from insuring your salary, in whole or in part, in an alternative fund, in accordance with and subject to the provisions of the Law Supervising Financial Services (Kupot Gemel) 2005. In the event that you are not insured only in an executive insurance fund, upon signing this letter agreement, you hereby request to continue your current insurance allocation.

The Company’s payments as set forth above shall be on account of severance pay.

10.	The Company shall make the following monthly payments into a study fund at your election:

•	7.5% of your salary as defined in paragraph 4 above; and

•	2.5% of your salary shall be deducted on a monthly basis for your portion of the study fund, and shall be transferred into the fund by the Company.

11.	We hope to have many fruitful years of work together however, if our paths do separate, we wish to set down some rules for termination of employment relations:

The Company and you shall be entitled to terminate employment relations at any time, upon 90 days’ prior notice.

Upon termination of your employment at the Company for any reason, you shall transfer your job in an orderly fashion to such person as the Company may instruct you, and you shall provide the Company with all documents, information, equipment and material that reached you or that was prepared by you with respect to your employment.

In the event that you decide to terminate your employment with the Company under circumstances that will not entitle you to severance pay, the Company will consider, as an act of good faith, releasing the severance pay portion of the executive insurance policy to you.

12.
We are pleased to inform you that the Company purchases extended health insurance coverage for its employees from an insurance company. A copy of the precise details of the policy, the extensions to it, and the conditions of it, can be obtained from Human Resources. You have the option of purchasing extended coverage for yourself and your family, at your expense, in accordance with the conditions of the policy.

13.
Work procedures and employment conditions as set or amended by management from time to time shall constitute an integral part of the conditions of your employment. Furthermore, this employment contract shall be conditional upon you obtaining and keeping the security vetting required for the purpose of performance of your job, in accordance with the guidelines of the competent security authorities and the Company’s policy.

14.	Your acceptance into the Company is conditional upon your signing a document containing an undertaking to maintain confidentiality and not to harm rights, in a form acceptable to the Company.
Yours truly,
/s/ Dganit Hassine-Zahavi

Dganit Hassine-Zahavi
SVP Human Resources
Verint Systems Ltd.
Company No. 512704867

I confirm that I have read and understood the contents of your letter, and I agreed to the conditions of employment set out above.

   05-26-15        Hanan Gino                               56025075         /s/ Hanan Gino

Date	Name of Employee I.D. no. Signature of Employee